Exhibit 14(1)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of Fidelity Financial Trust of our report dated January 14, 2025, relating to the financial statements and financial highlights of Fidelity Equity Dividend Income Fund, which appears in Fidelity Financial Trust’s Certified Shareholder Report on Form N-CSR for the year ended November 30, 2024. We also consent to the references to us under the headings “Additional Information About the Funds” and “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
March 20, 2025